Exhibit 99.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

HNH, the parent company, manages a group of businesses on a decentralized basis.  HNH owns H&H Group, which owns H&H and Bairnco. HNH is a diversified holding company whose strategic business units encompass the following segments: Precious Metal, Tubing, Engineered Materials, Arlon Electronic Materials, and Kasco Blades and Route Repair Services.  The Arlon Coated Materials segment has been classified as discontinued operations in the accompanying financial statements, and is not included in the table below. HNH principally operates in North America.

HNH Business System

The HNH Business System is at the heart of the operational improvement methodologies for all HNH operations and employees. Strategy Deployment forms the roof of the HNH Business System and serves to convert strategic plans into tangible actions ensuring alignment of goals throughout each of our businesses. The pillars of the HNH Business System are the key performance indicators used to monitor and drive improvement.  The steps of the HNH Business System are the specific tool areas that drive the key performance indicators and overall performance.  HNH utilizes Lean tools and philosophies to reduce and eliminate waste coupled with the Six Sigma tools targeted at variation reduction.  The HNH Business System is a proven, holistic approach to increasing shareholder value and achieving long term, sustainable and profitable growth.

Segments

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Precious Metal segment fabricates precious metal and their alloys into brazing alloys which are used to join similar and dissimilar metals, as well as specialty metals and some ceramics, with strong, hermetic joints.  H&H offers these metal joining products in a wide variety of alloys.  These brazing alloys are fabricated into a variety of engineered forms and are used in many industries including electrical, appliance, transportation, construction, and general industrial, where dissimilar material and metal-joining applications are required.

•
Tubing segment manufactures a wide variety of steel tubing products. Small-diameter tubing fabricated from stainless steel, nickel alloy and carbon and alloy steel is produced in many sizes and shapes to critical specifications for use in the appliance, refrigeration, petrochemical, transportation, semiconductor, aircraft and instrumentation industries. Additionally, tubular products are manufactured for the medical industry for use in surgical devices and instrumentation.

•
Engineered Materials Segment manufactures and supplies products to the construction and building industries. Engineered Materials manufactures fasteners and fastening systems for the U.S. commercial flat roofing industry.  Products are sold to building and roofing material wholesalers and are also private labeled to roofing system manufacturers. A line of specialty fasteners is produced for the building products industry for fastening applications in the construction and remodeling of homes, decking and landscaping.  Engineered Materials Segment also manufactures plastic and steel fittings and connectors for natural gas and water distribution service lines along with exothermic welding products for electrical grounding, cathodic protection, and lightning protection.  In addition, Engineered Materials Segment manufactures electro-galvanized and painted cold rolled sheet steel products primarily for the construction, entry door, container and appliance industries.

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Arlon EM segment designs, manufactures, markets and sells high performance laminate materials and silicone rubber products utilized in the military/aerospace, wireless communications, transportation, energy generation, oil drilling, general industrial, electricity generation, lighting, and semiconductor markets.  Among the products included in the Arlon EM segment are high technology laminates and bonding materials used in the manufacture of printed circuit boards and silicone rubber products such as electrically insulating tapes and thermally conductive materials.

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Kasco segment is a provider of meat-room blade products, repair services, and resale products for the meat and deli departments of supermarkets; for restaurants; for meat and fish processing plants; and for distributors of electrical saws and cutting equipment throughout North America, Europe, Asia and South America.  Kasco is also a provider of wood cutting blade products for the pallet manufacturing, pallet recycler, and portable saw mill industries in North America.  These products and services include band saw blades for cutting meat and fish, band saw blades for cutting wood and metal, grinder plates and knives for grinding and cutting meat, repair and maintenance services for food equipment in retail grocery and restaurant operations, electrical saws and cutting machines, seasoning products, and other related butcher supply products.

The following table presents information about HNH’s segments. In addition to the table below, please refer to the consolidated financial statements of HNH as of and for the years ended December 31, 2010 and 2009 to which the following discussion and analysis applies.  See “Item 8- Financial Statements and Supplementary Data”.

	Twelve Months Ended December 31,
Statement of operations data: (in thousands)	2010	2009	Inc(decr)	% chg

Net Sales:
Precious Metal	$128,360	$85,972	$42,388	49.3%
Tubing	94.558	75,198	19,360	25.7%
Engineered Materials	221,075	191,709	29,366	15.3%
Arlon Electronic Materials	75,398	60,145	15,253	25.4%
Kasco	48,821	47,678	1,143	2.4%
Total net sales	$568,212	$460,702	$107,510	23.3%
Segment operating income:
Precious Metal (a)	14,455	5,490	8,965	163.3%
Tubing (b)	13,361	4,746	8,615	181.5%
Engineered Materials	20,911	16,903	4,008	23.7%
Arlon Electronic Materials ( c)	8,808	4,338	4,470	103.0%
Kasco (d)	1,349	3,661	(2,312)	-63.2%
Total	$58,884	$35,138	$23,746	67.6%
Unallocated corporate expenses & non operating units	(14,241)	(13,547)	(694)	5.1%
Income from proceeds of insurance claims, net	-	4,035	(4,035)	-100.0%
Unallocated pension expense	(4,349)	(14,013)	9,664	-69.0%
Corporate restructuring costs	-	(636)	636	-100.0%
Asset impairment charge	-	(1,158)	1,158	-100.0%
Loss on disposal of assets	(44)	(132)	88	-66.7%
Income from continuing operations	$40,250	$9,687	$30,563	315.5%

(a)  Segment operating income for the Precious Metal segment for 2009 includes restructuring charges of $0.4 million relating to the closure of a facility in New Hampshire. The results for the Precious Metal segment for 2010 and 2009 include gains of $0.2 million and $0.6 million, respectively, resulting from the liquidation of precious metal inventory valued at last-in, first-out (“LIFO”) cost.

(b)  Segment operating income for the Tubing segment for 2010 includes a gain of $1.3 million related to insurance proceeds from a fire claim settlement.  Segment operating income for the Tubing segment for 2009 includes a non-cash asset impairment charge of $0.9 million to write-down to fair value certain equipment formerly used in the manufacture of a discontinued product line.

(c)  Segment operating results for the Arlon EM segment for 2009 includes a $1.1 million goodwill impairment charge recorded to adjust the carrying value of one of the Arlon EM segment’s reporting units to its estimated fair value.

(d)  Segment operating income for the Kasco segment for 2010 includes $0.5 million of costs related to restructuring activities and $1.6 million and $0.2 million, respectively, of asset impairment charges associated with certain real property located in Atlanta, Georgia.

2010 Compared to 2009

Overview

Demand for the Company’s products and services increased in 2010 as compared to  2009 resulting in 23.3% year-over-year net sales growth.  The growth in net sales was due in part to strengthening in the markets served by the Company that began in the fourth quarter of 2009. All of the Company’s segments experienced improvements in income from continuing operations, which for 2010 was $58.9 million compared to $35.1 million for 2009.  Improved income from continuing operations was primarily a result of $107.5 million higher sales from all segments.  Gross margin percentage improved by 1.7% from 25.0% to 26.7% and selling, general and administrative (“SG&A”) costs as a percentage of sales were 18.7% of net sales compared to 19.5% last year. The 2010 income from continuing operations before tax included non-cash pension expense of $4.3 million, compared to non-cash pension expense of $14.1 million for 2009.  Other factors affecting comparability between the periods were the following: during 2010, the Company recorded a non-cash asset impairment charge of $1.6 million based on a valuation of land, building and houses owned by its Kasco segment located in Atlanta, Georgia, as compared to non-cash asset impairment charges totaling $3.0 million for 2009; restructuring charges were $0.5 million during 2010, compared to $1.1 million for the same period of 2009; the Company recorded a non-cash goodwill impairment charge of $1.1 million related to its Silicone Technology Division (STD) in 2009; realized and unrealized losses on derivative were $6.0 million in 2010 compared to $0.8 million in 2009; and finally, the Company recorded a gain of $1.3 million related to insurance claim proceeds in 2010 compared to a gain of $4.0 million related to insurance claim proceeds in 2009.

We continue to seek opportunities to gain market share in markets we currently serve, expand into new markets and develop new products in order to increase demand as well as broaden our sales base.  We expect that the continuing application of the HNH Business System and other cost containment measures will result in a more efficient infrastructure that will continue to positively impact our productivity and profitability.

Comparison of Twelve Months ended December 31, 2010 and 2009

The operating results for the twelve months ended December 31, 2010 and 2009 are summarized in the following table.  In addition, please refer to the consolidated financial statements of HNH as of and for the twelve months ended December 31, 2010 and 2009.

(in thousands)	Twelve Months Ended
	December 31,
	2010	2009
Net sales	$568,212	$460,702
Gross profit	151,507	115,035
Income from continuing operations	40,250	9,687
Income (loss) from continuing operations before tax	7,777	(16,721)
Income (loss) from continuing operations, net of tax	4,501	(16,224)
Discontinued operations:
Income (loss) from discontinued operations, net of tax	499	(6,849)
Gain on disposal of fixed assets, net of tax	90	1,832
Net income (loss) from discontinued operations	589	(5,017)
Net income (loss)	$5,090	$(21,241)

Net sales for the twelve months ended December 31, 2010 increased by $107.5 million, or 23.3%, to $568.2 million, as compared to $460.7 million for the twelve months ended December 31, 2009.  The higher sales volume across all segments was primarily driven by higher demand resulting from the improvement in the world-wide economy.

Gross profit for the twelve months ended December 31, 2010 increased to $151.5 million as compared to $115.0 million for the same period of 2009. Gross profit margin for the twelve months ended December 31, 2010 improved to 26.7% as compared to 25.0% during the same period of 2009, with improvement in all segments.  Greater absorption of fixed manufacturing costs due to a higher volume of production, more profitable product mix, and greater manufacturing efficiencies were the primary drivers that contributed to improved gross profit margin.

SG&A expenses were $16.1 million higher for the twelve months ended December 31, 2010 compared to the same period of 2009, reflecting higher variable costs plus the reinstatement of certain employee compensation costs.  The 2009 period reflected the suspension of these programs as well as a reduction in accruals related to incentive pay.  The Company recorded $0.6 million of environmental remediation expense in 2010 compared to $0.1 million in 2009.  SG&A as a percentage of net sales was 18.7%% for the twelve months ended December 31, 2010 as compared to 19.5% for the same period of 2009.

A non-cash pension expense of $4.3 million was recorded for the twelve months ended December 31, 2010, compared to $14.1 million of non-cash pension expense for the same period of 2009. The non-cash pension expense in 2010 and 2009 primarily represented actuarial loss amortization.  Such actuarial loss occurred principally because investment return on the assets of the WHX Pension Plan during 2008 was significantly less than the assumed return of 8.5%. However, investment returns on the plan assets exceeded the assumed return in 2009, thereby reducing the amount of the actuarial loss and its amortization in 2010 as compared to 2009.  The amortization period applied to the unrecognized actuarial gains or losses of the WHX Pension Plan is the average future service years of active participants, approximately 10 years.  We currently expect pension expense to be approximately $4.5 million in 2011.

Actuarial gains and losses affect plan assets and liabilities, and therefore, the unfunded pension liability that is recorded on the Company’s balance sheet at year-end.  Such actuarial gains and losses affect both current year income, as described above, and other comprehensive income for the year.  During 2010, the Company recorded a net other comprehensive loss of $16.2 million which was comprised of a $25.2 million actuarial loss that occurred in 2010 partially offset by $9.0 million of amortization of prior year accumulated actuarial losses that were expensed through  the 2010 income statement.  In 2009, the Company recorded $44.0 million of net comprehensive income, which was comprised of a $30.7 million actuarial gain that occurred in 2009 and $13.3 million amortization of accumulated actuarial losses that were expensed through the 2009 income statement.  The remaining pre-tax amount that is recorded on the balance sheet in accumulated comprehensive loss as of December 31, 2010 is an accumulated loss of $143.1 million which will be amortized over approximately 10 years through the income statement. Actuarial gains experienced in future years will help reduce the effect of the actuarial loss amortization. The Company expects that $9.5 million of such accumulated actuarial loss will be recognized in the income statement in 2011, but the amount of any actuarial gain or loss arising in 2011 is not known at this time but will affect the comprehensive income or loss recorded in 2011.

A non-cash asset impairment charge of $1.6 million was recorded for the twelve months ended December 31, 2010.  During 2010, Kasco completed a restructuring plan to move its Atlanta, Georgia operation to an existing facility in Mexico.  As a result, the Company performed a valuation of its land, building and houses located in Atlanta.  The impairment represents the difference between the assets’ book value and fair market value as a result of the declining real estate market in the area where the properties are located. The Company recorded non-cash asset impairment charges totaling $3.0 million for the twelve months ended December 31, 2009.  These charges included a $0.9 million non-cash impairment related to certain manufacturing equipment located at one of the Company’s Tubing facilities; a non-cash impairment charge of $1.1 million related to an investment accounted for under the equity method; and a $1.0 million impairment charge related principally to property located in North Attleboro, Massachusetts which resulted from the deterioration of the real estate market. For the twelve months ended December 31, 2009, the Company evaluated the goodwill of its Silicone Technology reporting unit (STD) in light of deterioration of its profitability and forecasted future operating income.  As a result of the Company’s evaluation, a non-cash impairment charge of $1.1 million was recognized in 2009 to write down the goodwill.

Restructuring expenses of $0.5 million related to Kasco’s restructuring project as mentioned above were recorded for the twelve months ended December 31, 2010. The restructuring costs incurred were primarily related to severance and moving costs.  Restructuring costs of $1.1 million were recorded for the twelve months ended December 31, 2009 primarily related to consolidation of corporate offices and manufacturing facilities.

For the twelve months ended December 31, 2010, the Company recorded a gain of $1.3 million from insurance proceeds related to a loss from a fire that occurred at its Indiana Tube Mexico location.  In 2009, the Company recorded income totaling $4.0 million from the settlement of insurance claims. In one matter, H&H reached a settlement agreement with an insurer for reimbursement of $3.0 million in connection with five sites where H&H and/or its subsidiaries had incurred environmental remediation expenses.  In another matter, H&H accrued a settlement reached with an insurance company related to an environmental site, and in January 2010, H&H received $1.0 million as the final settlement.

Income from continuing operations was $40.3 million for the twelve months ended December 31, 2010 as compared to $9.7 million for the same period of 2009. The higher income from continuing operations in the 2010 period was principally driven by increased sales and gross profit in all of the Company’s segments along with the lower non-cash pension expense of $9.7 million, $0.6 million lower restructuring costs, and $2.5 million lower impairment charges comparing the twelve months ended December 31, 2010 with the same period of 2009.  Partially offsetting these items, there was a $2.7 million lower gain from insurance proceeds in the 2010 period as compared to the same period of 2009.

Interest expense was $26.3 million for the twelve months ended December 31, 2010, compared to $25.7 million in the same period of 2009.  The increase was primarily due to interest compounding on related-party debt for which the interest was not paid in cash, which was partially offset by lower interest rates during the fourth quarter of 2010 as a result of the Company’s debt refinancing.  A loss on debt extinguishment of $1.2 million was recognized in the fourth quarter of 2010 in connection with the October 15, 2010 refinancing of the Company’s credit agreements. The loss on debt extinguishment consists of financing fees paid by the Company in connection with amendments to the extinguished debt.

Realized and unrealized losses on derivatives were $6.0 million for the twelve months ended December 31, 2010 compared to $0.8 million in the same period of 2009. The higher loss was primarily driven by much higher silver prices during 2010 as compared to the same period of the prior year. The derivative financial instruments utilized by H&H are precious metal forward and future contracts which are used to economically hedge H&H’s precious metal inventory against price fluctuations. The trend in the market price of silver could significantly affect the income from continuing operations of the Company.  If there is a material increase in silver prices, it could reasonably be expected to cause a loss on H&H’s open silver derivatives contracts.  Based on the average daily amount of ounces of silver that H&H hedged in 2010, a change of $1.00 per troy ounce of silver would increase or decrease the derivative loss by $0.4 million. The market price of silver on December 31, 2010 was $30.92.  In addition, as described below (see “Debt”), the Company’s Subordinated Notes have embedded call premiums and warrants associated with them. The Company has treated the fair value of these features together as both a discount on the debt and a derivative liability at inception of the loan agreement, valued at $4.7 million. The discount is being amortized over the 7-year life of the notes as an adjustment to interest expense, and the derivative liability is marked to market at each balance sheet date. The market price of HNH’s stock is a significant factor that influences the valuation of the derivative liability.  As of December 31, 2010, a mark to market adjustment of $0.4 million was charged to unrealized losses on derivatives, increasing the fair value of the derivative liability to $5.1 million.

For the twelve months ended December 31, 2010, a tax expense of $3.3 million was recorded, principally for state and foreign income taxes compared to $0.5 million tax benefit for the same period of 2009.  No significant federal income tax provision or benefit has been recognized in either period due to the effect of the Company’s deferred tax valuation allowance, which reflects the uncertainty of realizing the benefit of the Company’s NOLs in the future. The Company has recorded a deferred tax valuation allowance to the extent that it believes that it is more likely than not that the benefits of its deferred tax assets, including those relating to its net operating loss carryforwards (“NOLs”), will not be fully realized in future periods. The twelve months ended December 31, 2009 reflects a favorable impact of $0.5 million which resulted from a change in the effective tax rate at which the deferred state income taxes of certain subsidiaries are estimated to be realized.

On February 4, 2011, Arlon LLC (“Arlon”), an indirect wholly-owned subsidiary of HNH, sold substantially all of its assets and existing operations located primarily in the State of California related to its Adhesive Film Division for an aggregate sale price of $27.0 million.  Net proceeds of approximately $24.2 million from this sale were used to repay indebtedness under the Company’s credit facilities.  A gain on the sale of these assets of approximately $12.0 million will be recorded in the first quarter of 2011.

On February 4, 2011, Arlon and its subsidiaries sold an option for the sale of all of their assets and existing operations located primarily in the State of Texas related to Arlon’s Engineered Coated Products Division and SignTech subsidiary for an aggregate sale price of $2.5 million (including the option price). Upon closing of the potential transaction, the Company expects to record a loss of approximately $4.0 million on the sale of these assets in the first quarter of 2011. In addition, Arlon granted an option for the sale of a coater machine to the same purchaser for a price of $0.5 million.  The parties subsequently agreed to extend the exercise date of the two options and they are now each exercisable between March 14, 2011 and March 18, 2011. The net proceeds from any such sales are expected to be used to repay indebtedness under the Company’s credit facilities.

During the third quarter of 2011, the Company sold the stock of Eurokasco S.A.S.(“Kasco-France”), a part of its Kasco segment, to Kasco-France’s former management team for one Euro plus 25% of any pre-tax earnings over the next three years. Additionally, Kasco-France signed a five year supply agreement to purchase certain products from Kasco.  Kasco-France has been included in the accompanying consolidated financial statements as a discontinued operation on a retroactive basis for the twelve months ending December 31, 2010 and 2009.

The businesses described in the previous three paragraphs formerly comprised the Arlon CM segment and part of the Kasco segment.  Their results for 2010 and 2009, along with the Indiana Tube Denmark (“ITD”) and Sumco subsidiaries in 2009, are classified as discontinued operations on the consolidated income statements.  Discontinued operations generated aggregate net income of $0.6 million during the twelve months ended December 31, 2010. For 2009, the discontinued operations had aggregate losses from their operations of $6.8 million, partially offset by a gain of $1.8 million on asset sales of ITD.

Net income for the twelve months ended December 31, 2010 was $5.1 million, or $0.42 income per share, compared to a net loss of $21.2 million, or $1.74 loss per share, for the twelve months ended December 31, 2009.

Segment sales and operating income data for the twelve months ended December 31, 2010 and 2009 are shown in the following table (in thousands):

Statement of operations data:	Twelve Months Ended December 31,
(in thousands)	2010	2009	Inc(decr)	% Change

Net Sales:
Precious Metal	$128,360	$85,972	$42,388	49.3%
Tubing	94,558	75,198	19,360	25.7%
Engineered Materials	221,075	191,709	29,367	15.3%
Arlon Electronic Materials	75,398	60,145	15,253	25.4%
Kasco	48,821	47,678	1,142	2.4%
Total net sales	$568,212	$460,702	$107,510	23.3%

Segment operating income:
Precious Metal	$14,455	$5,490	$8,965	163.3%
Tubing	13,361	4,746	8,615	181.5%
Engineered Materials	20,911	16,903	4,008	23.7%
Arlon Electronic Materials	8,808	4,338	4,470	103.0%
Kasco	1,349	3,661	(2,312)	-63.2%
Total segment operating income	$58,884	$35,138	$23,746	67.6%

The comments that follow compare revenues and operating income by segment for the twelve months ended December 31, 2010 and 2009.

Precious Metal

The Precious Metal segment net sales increased by $42.4 million, or 49.3%, to $128.4 million for the twelve months ended December 31, 2010, as compared to $86.0 million in 2009.  The increased sales were primarily driven by higher volume in all of its markets, particularly sales to the commercial construction and electrical markets in 2010 compared to 2009.  Higher sales were also driven by the impact of a 37.0% increase in the average market price of silver in 2010 ($20.16 per troy oz.) as compared to 2009 ($14.72 per troy oz).

Segment operating income increased by $9.0 million from $5.5 million in 2009 to $14.5 million in 2010.  The increase was primarily driven by higher sales volume.  The Precious Metal segment gross profit margin improved in 2010 as compared to the same period of 2009 primarily due to favorable manufacturing overhead absorption.  The Precious Metal segment recorded a favorable non-cash LIFO liquidation gain of $0.2 million in  2010 compared to a gain of $0.6 million in the same period of 2009.  In 2009, the Precious Metal segment recorded restructuring charges of $0.4 million related to closure of a facility in New Hampshire and the relocation of the functions to its facility in Milwaukee.

Tubing

For the twelve months ended December 31, 2010, the Tubing segment sales increased by $19.4 million, or 25.7%, to $94.6 million, as compared to $75.2 million in 2009, resulting primarily from higher sales to refrigeration, automotive, and HVAC markets serviced by the Specialty Tubing Group along with strong sales from petrochemical and precision material markets serviced by the Stainless Steel Tubing Group, which was partially offset by weakness in sales to medical markets within that group.

Segment operating income increased by $8.6 million on the higher sales, to $13.4 million for the twelve months ended December 31, 2010, as compared to $4.8 million for 2009, positively impacted by higher gross profit from the higher sales volume, favorable manufacturing overhead absorption, and product mix. The Tubing segment also recorded a gain of $1.3 million from insurance proceeds related to a loss from a fire that occurred at its Indiana Tube Mexico location.  In addition, the Tubing segment recorded a non-cash asset impairment charge of $0.9 million in 2009 related to certain manufacturing equipment located at one of its facilities.

Engineered Materials

The Engineered Materials segment sales for the twelve months ended December 31, 2010 increased by $29.4 million, or 15.3%, to $221.1 million, as compared to $191.7 million in 2009. The incremental sales were primarily driven by higher volume of commercial roofing and branded fasteners.  Sales of electro-galvanized rolled sheet steel, electrical and gas connector products also improved in 2010.

Segment operating income increased by $4.0 million to $20.9 million for the twelve months ended December 31, 2010, as compared to $16.9 million for 2009.  The increase in operating income was principally the result of the higher sales volume, better product mix, along with improved gross margin percentage from efficiencies in manufacturing.

Arlon EM

Arlon EM segment sales increased by $15.3 million, or 25.4%, to $75.4 million, for the twelve months ended December 31, 2010, as compared to $60.1 million in 2009. The sales increase was primarily due to increased sales of flex heater and coil insulation products for the general industrial market as a result of the economic rebound and increased sales of printed circuit board materials related to the telecommunications infrastructure in China.

Segment operating income increased by $4.5 million to $8.8 million for the twelve months ended December 31, 2010, as compared to $4.3 million in 2009, principally due to higher sales volume, along with manufacturing efficiencies.  Gross margin improved due to favorable manufacturing overhead absorption.  In addition, the Arlon EM segment recorded a goodwill impairment charge of $1.1 million during 2009 related to its Silicone Technology Division (STD).

Kasco

Kasco segment sales of $48.8 million for the twelve months ended December 31, 2010 were $1.1 million, or 2.4% higher, as compared to $47.7 million in 2009, primarily from its route business in North America.

Operating income for the Kasco segment was $1.3 million for 2010, as compared to $3.7 million for 2009, due primarily to a non-cash asset impairment charge of $1.6 million.  During 2010, Kasco completed restructuring activities to move its Atlanta, Georgia operation to an existing facility in Mexico.  In connection with this restructuring project, costs of $0.5 million were incurred in 2010, principally for employee compensation and moving costs.  Also as a result of the restructuring project, the Company performed a valuation of its land, building and houses located in Atlanta, Georgia, and recorded an asset impairment charge of $1.6 million.  The Company had previously recorded an asset impairment charge of $0.2 million related to this property in 2009.  The impairments represent the difference between the assets’ book value and fair market value as a result of the declining real estate market in the area where the properties are located.

Liquidity and Capital Resources

The Company recorded net income of $5.1 million in 2010, and generated $44.8 million of positive cash flow from operating activities.  This compares with a net loss of $21.2 million and $39.5 million provided by cash flows from operating activities in 2009. As of December 31, 2010, the Company had an accumulated deficit of $447.3 million.

On March 7, 2005, the Company filed a voluntary petition to reorganize under Chapter 11 of the Bankruptcy Code.  The Company continued to operate its business and own and manage its assets as a debtor in possession until it emerged from protection under Chapter 11 of the Bankruptcy Code on July 29, 2005.

As of December 31, 2010, the Company’s current assets totaled $163.0 million and its current liabilities totaled $147.7 million, resulting in working capital of $15.3 million, as compared to working capital of $49.4 million as of December 31, 2009.

See the discussions below regarding the separate liquidity of HNH the parent company, and H&H Group.

HNH, the parent company

On October 15, 2010, the Company refinanced substantially all of its indebtedness principally with its existing lenders or their affiliates.  The refinancing was effected through a newly formed, wholly-owned subsidiary of the Company, H&H Group, which is the direct parent of H&H and Bairnco.

HNH, the parent company’s, sources of cash flow consist of its cash on-hand, distributions from its principal subsidiary, H&H Group, and other discrete transactions.  H&H Group’s credit facilities effectively do not permit it to transfer any cash or other assets to HNH with the exception of (i) an unsecured loan for required payments to the WHX Pension Plan, and (ii) an unsecured loan for other uses in the aggregate principal amount not to exceed $3.5 million in any fiscal year.  H&H Group’s credit facilities are collateralized by priority liens on all of the assets of its subsidiaries.

HNH’s ongoing operating cash flow requirements consist of arranging for the funding of the minimum requirements of the WHX Pension Plan and paying HNH’s administrative costs.  The significant decline in market value of stocks and other investments starting in 2008 across a cross-section of financial markets contributed to an unfunded pension liability of the WHX Pension Plan which totaled $112.1 million as of December 31, 2010 and $101.1 million as of December 31, 2009.  The Company expects to have required minimum contributions to the WHX Pension Plan for 2011 and 2012 of $14.9 million and $15.6 million, respectively.  Such required future contributions are determined based upon assumptions regarding such matters as discount rates on future obligations, assumed rates of return on plan assets and legislative changes.  Actual future pension costs and required funding obligations will be affected by changes in the factors and assumptions described in the previous sentence, as well as other changes such as any plan termination.

As of December 31, 2010, HNH and its subsidiaries that are not restricted by loan agreements or otherwise from transferring funds to HNH had cash of approximately $3.0 million and current liabilities of approximately $18.0 million.  Such current liabilities include $14.9 million of estimated required contributions to the WHX Pension Plan, which HNH is permitted to borrow from H&H Group pursuant to its credit agreements, in addition to an unsecured loan of up to $3.5 million in any fiscal year for other purposes.

Management expects that HNH will be able to fund its operations in the ordinary course of business over at least the next twelve months.

Shelf Registration Statement

Pursuant to a shelf registration statement filed on Form S-3 with the SEC and declared effective on June 29, 2009, the Company may, from time to time, issue up to $25 million of its common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock, or debt securities, or any combination of the above, separately or as units. The terms of any offerings under the shelf registration statement will be determined at the time of the offering.  The Company does not presently have any definitive plans or current commitments to sell securities that may be registered under the shelf registration statement.  While management believes that the shelf registration statement provides the Company with the flexibility to quickly raise capital in the market as conditions permit with a minimum of administrative preparation and expense, there can be no assurance that the Company will sell securities under the shelf registration on terms favorable to the Company, if at all.

Handy & Harman Group Ltd.

The ability of H&H Group to draw on its revolving line of credit is limited by its borrowing base of accounts receivable and inventory.  As of December 31, 2010, H&H Group’s availability under its U.S. revolving credit facilities was $24.2 million, and as of January 31, 2011, availability was $18.3 million.

There can be no assurances that H&H Group will continue to have access to its lines of credit if financial performance of its subsidiaries; do not satisfy the relevant borrowing base criteria and financial covenants set forth in the applicable financing agreements.  If H&H Group does not meet certain of its financial covenants or satisfy its borrowing base criteria, and if it is unable to secure necessary waivers or other amendments from the respective lenders on terms acceptable to management, its ability to access available lines of credit could be limited, its debt obligations could be accelerated by the respective lenders, and liquidity could be adversely affected.

Management is utilizing the following strategies to continue to enhance liquidity: (1) continuing to implement improvements, using the HNH Business System, throughout all of the Company’s operations to increase operating efficiencies, (2) supporting profitable sales growth both internally and potentially through acquisitions, (3) evaluating from time to time and as appropriate, strategic alternatives with respect to its businesses and/or assets and (4) seeking financing alternatives that may lower its cost of capital and/or enhance current cash flow.  The Company continues to examine all of its options and strategies, including acquisitions, divestitures, and other corporate transactions, to increase cash flow and stockholder value.

Management believes that the Company will be able to meet its cash requirements on a continuing basis for at least the next twelve months. However, that ability is dependent, in part, on the Company’s continuing ability to meet its business plans. There can be no assurance that the funds available from operations and under the Company’s credit facilities will be sufficient to fund its debt service costs, working capital demands, pension plan contributions, and environmental remediation costs. If the Company’s planned cash flow projections are not met, management could consider the additional reduction of certain discretionary expenses and the sale of certain assets and/or businesses.

Furthermore, if the Company’s cash needs are significantly greater than anticipated or the Company does not materially meet its business plan, the Company may be required to seek additional or alternative financing sources.  There can be no assurance that such financing will be available or available on terms acceptable to the Company, if at all.  The Company’s inability to generate sufficient cash flows from its operations or through financing could impair its liquidity, and would likely have a material adverse effect on its businesses, financial condition and results of operations, and could raise substantial doubt that the Company will be able to continue to operate.

Discussion of Consolidated Statement of Cash Flows

Operating Activities

For the twelve months ended December 31, 2010, $44.8 million was provided by operating activities, $14.4 million was used in investing activities, and $30.3 million was used in financing activities.  The following table provides supplemental information regarding the Company’s cash flows from operating activities for the twelve months ended December 31, 2010 and 2009:

	Twelve Months Ended December 31 ,
	2010	2009
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$5,090	$(21,241)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Non-cash items:
Depreciation and amortization	16,379	17,080
Asset impairment charges	1,643	4,156
Accrued interest not paid in cash	11,045	10,898
Non cash pension expense	4,349	14,097
Other	8,260	1,570
Net income after non-cash items	46,766	26,560
Discontinued operations	4,042	10,284
Pension payments	(9,745)	(1,569)
Working capital:
Trade and other receivables	(8,139)	3,410
Precious metal inventory	(608)	(4,353)
Inventory other than precious metal	(3,145)	13,506
Other current assets	(1,390)	2,141
Other current liabilities	16,603	(13,036)
Total working capital effect	3,321	1,668
Other items-net	414	2,565
Net cash provided by operating activities	$44,798	$39,508

The Company reported net income of $5.1 million for the twelve months ended December 31, 2010, which included $41.7 million of non-cash expense items such as depreciation and amortization of $16.4 million, long-term interest expense not paid in cash of $11.0 million, non-cash pension expense of $4.3 million, and an asset impairment charge of $1.6 million.  Other non-cash items included $1.6 million amortization of deferred debt financing costs, $1.2 million non-cash loss on extinguishment of debt, and a $5.6 million reclassification of net cash settlements on derivative instruments to investing activities. Working capital generated $3.3 million cash during the twelve months ended December 31, 2010.  In addition, discontinued operations provided $4.0 million cash during 2010, which included a non-cash asset impairment charge add back of $1.3 million. This was partially offset by net cash used for required pension plan payments totaling $9.7 million.  As a result, net cash provided by operations was $44.8 million for the twelve months ended December 31, 2010.

Although the Company reported a net loss of $21.2 million for the twelve months ended December 31, 2009, non-cash items of $47.8 million included depreciation and amortization of $17.1 million, non-cash asset and goodwill impairment charges of $4.2 million, non-cash pension expense of $14.1 million, and long-term interest expense not paid in cash of $10.9 million. Other working capital accounts generated $1.7 million in 2009.  The Company’s discontinued operations, Arlon CM, Kasco-France, ITD and Sumco, produced an operating cash inflow of $10.3 million, which included a non cash asset impairment charge add back of $1.1 million.  As a result, net cash provided by operations was $39.5 million for the twelve months ended December 31, 2009.

Operating cash flow for 2010 was $5.3 million higher compared to 2009.  Strong operating income from the twelve months ended December 31, 2010 was partially offset by higher required pension payments.  Due to the sales increase in 2010, accounts receivable increased $8.1 million, compared to a decrease of $3.4 million in 2009.  However, days’ sales outstanding in accounts receivable improved from approximately 54 days in the fourth quarter of 2009 to 51 days in the same quarter of 2010.  Inventory used $3.8 million for the twelve months ended December 31, 2010 as compared to $9.2 million provided in the same period of 2009 due to inventory reduction efforts as a result of declining sales in 2009.  These inventory reduction factors more than offset a cash expenditure of $7.4 million needed to acquire precious metal inventory to replace customer-owned silver being used in H&H’s production processes. Average days of sales in inventory improved from approximately 59 days in the fourth quarter of 2009 to 52 days in the fourth quarter of 2010.  Other current liabilities such as accounts payable increased with the higher level of purchases and business activity, and provided $16.6 million of cash during 2010, as compared to using $13.0 million in 2009 from a decrease in these liabilities.

Investing Activities

Investing activities used $14.4 million for the twelve months ended December 31, 2010 and used $1.9 million during the same period of 2009.  Capital spending in the 2010 period was $10.6 million, as compared to $7.2 million in the 2009 period, when spending authorizations were curtailed due to the world-wide recession.  The Company paid $5.6 million related to its settlements of precious metal derivative contracts during the twelve months ended December 31, 2010, as compared to $0.4 million during the 2009 period. Discontinued operations provided $1.4 million in the 2010 period principally as a result of the Sumco land and building sale. In 2009, $2.4 million was provided by discontinued operations primarily from the sale of machinery and equipment from the Company’s Denmark operation, and the Company also sold its equity investment in CoSine Communications, Inc. for $3.1 million. In addition to its cash investing activities in 2010, the Company also had non-cash investing activity, when it sold one of its properties not currently used in operations and received a $0.6 million 15-year mortgage note receivable as a portion of the sales proceeds.

Financing Activities

Financing activities used $30.3 million of cash during 2010.  As a result of the Company’s debt refinancing and its scheduled debt repayments, the Company reduced its term loans by paying down $51.9 million (including foreign) and increased its revolving credit facilities by $25.5 million.  The Company paid $3.8 million of financing fees during the 2010 period, principally related to refinancing its credit facilities.

Financing activities used a net amount of $37.6 million in the twelve month period ended December 31, 2009, principally due to the net repayment of $17.2 million under its term loan agreements during the period.  Such repayments included both scheduled principal payments as well as unscheduled payments of approximately $15.6 million, including $5.0 repaid on H&H’s indebtedness under its Loan and Security Agreement with Wachovia Bank, National Association (“Wachovia”), as agent (the “Wachovia Facilities”) pursuant to the May 9, 2009 amendment.  Also, on August 19, 2009, the proceeds of an insurance claim of $3.2 million were used to repay $3.0 million of the Wachovia Facilities.  In addition, on August 19, 2009, Bairnco repaid $3.0 million of its Loan and Security Agreement with Ableco (the “Ableco Facility”) .  H&H’s subsidiary, ITD, which is classified as a discontinued operation, repaid $4.6 million of debt using proceeds from the sale of equipment and cash provided by the liquidation of its working capital.  The Company’s indebtedness under its revolving credit facilities also declined (by a net amount of $14.2 million) in the 2009 period.  The Company continued to effectively manage cash and working capital in the 2009 period despite the decline in sales. The Company paid $2.1 million of financing fees during 2009, of which $0.9 million were directly charged to interest expense. These fees principally related to extending the Company’s credit facilities.

Debt

Credit Facilities

On October 15, 2010, HNH refinanced substantially all of its indebtedness principally with its existing lenders or their affiliates.  The refinancing was effected through a newly formed, wholly-owned subsidiary of the Company, H&H Group, which is the direct parent of H&H and Bairnco.

Wells Fargo Facility

On October 15, 2010, H&H Group, together with certain of its subsidiaries, entered into an Amended and Restated Loan and Security Agreement (the “Wells Fargo Facility”) with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent for the lenders thereunder.  The Wells Fargo Facility provides for a $21 million senior term loan to H&H Group and certain of its Subsidiaries (the “First Lien Term Loan”) and established a revolving credit facility with borrowing available of up to a maximum aggregate principal amount equal to $110 million less the outstanding aggregate principal amount of the First Lien Term Loan (such amount, initially $89 million), dependent on the levels of and collateralized by eligible accounts receivable and inventory  (the “First Lien Revolver”).

The First Lien Revolver requires a lockbox arrangement, which provides for all receipts to be swept daily to reduce borrowings outstanding under the credit facility. This arrangement, combined with the existence of a subjective acceleration clause in the revolving credit facility, necessitates the revolving credit facility be classified as a current liability on the balance sheet. The acceleration clause allows the Company’s lenders to forgo additional advances should they determine there has been a material adverse change in the Company’s financial position or prospects reasonably likely to result in a material adverse effect on its business, condition, operations, performance, or properties. Management believes that no such material adverse change has occurred. In addition, at December 31, 2010, the Company’s lenders had not informed the Company that any such event had occurred. The revolving credit facility expires on June 30, 2012. As of December 31, 2010, the revolver balance was $42.6 million.

The amounts outstanding under the Wells Fargo Facility bear interest at LIBOR plus applicable margins of between 2.50% and 3.50% (3.25% for the term loan and 2.75% for the revolver at December 31, 2010), or at the U.S. base rate (the prime rate) plus 0.50% to 1.50% (1.25% for the term loan and 0.75% for the revolver)..  The applicable margins for the First Lien Revolver and the First Lien Term Loan are dependent on H&H Group’s Quarterly Average Excess Availability for the prior quarter, as that term is defined in the agreement.  As of December 31, 2010, the First Lien Term Loan bore interest at a weighted average interest rate of 3.56% and the First Lien Revolver bore interest at a weighted average interest rate of 3.25%.  Principal payments of the First Lien Term Loan are due in equal monthly installments of approximately $0.35 million, commencing November 1, 2010.  All amounts outstanding under the Wells Fargo Facility are due and payable in full on June 30, 2012.

Obligations under the Wells Fargo Facility are collateralized by first priority security interests in and liens upon all present and future assets of H&H Group and substantially all of its subsidiaries.

New Ableco Facility

On October 15, 2010, H&H Group, together with certain of its subsidiaries, also entered into a Loan and Security Agreement with Ableco, L.L.C. (“Ableco”), as administrative agent for the lenders thereunder (the “New Ableco Facility”).  The New Ableco Facility provides for a $25 million subordinated term loan to H&H Group and certain of its subsidiaries (the “Second Lien Term Loan”).  The Second Lien Term Loan bears interest on the principal amount thereof at the U.S. base rate (the prime rate) plus 7.50% or LIBOR (or, if greater, 1.75%) plus 9.00%.  As of December 31, 2010, the Second Lien Term Loan bore interest at a rate of 10.75% per annum.  All amounts outstanding under the New Ableco Facility are due and payable in full on June 30, 2012.

Obligations under the New Ableco Facility are collateralized by second priority security interests in and liens upon all present and future assets of H&H Group and substantially all of its subsidiaries.

Covenants

The Wells Fargo Facility and the New Ableco Facility each has a cross-default provision.  If H&H Group is deemed in default of one agreement, then it is in default of the other.

The Wells Fargo Facility and the New Ableco Facility contain covenants requiring minimum Trailing Twelve Months (“TTM”) Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $40 million and $45 million, respectively.  H&H Group is required to maintain TTM EBITDA of $45 million until such time as the New Ableco Facility is paid in full.  The covenant will then adjust to $40 million.

The Wells Fargo Facility and the New Ableco Facility each contain a minimum TTM Fixed Charge Coverage Ratio of 1:1 which requires that Fixed Charges, as defined in the agreements, are at least equal to TTM EBITDA at the measurement date.

The New Ableco Facility contains a maximum TTM Senior Leverage Ratio covenant which represents the ratio of senior debt to TTM EBITDA.  The ratio declines by 5/100ths each quarter: December 2010, 2.95; March 2011, 2.90; June 2011, 2.85; September 2011, 2.80; December 2011, 2.75 and March 2012, 2.70.  H&H Group is required to maintain a maximum TTM Senior Leverage Ratio covenant following the New Ableco Facility schedule until such time as the New Ableco Facility is paid in full.

The Wells Fargo Facility and the New Ableco Facility each contain a maximum amount for capital expenditures over the preceding four quarter period.  The December 2010 covenant is $21 million; increasing to $22 million in March 2011 and increasing to $23 million in June 2011.  The covenant remains $23 million thereafter.

The Company is in compliance with all of the debt covenants at December 31, 2010.

Subordinated Notes and Warrants

On October 15, 2010, H&H Group refinanced the prior indebtedness of H&H and Bairnco to the Steel Partners II Liquidating Series Trusts (Series A and Series E) (the “Steel Trusts”), each constituting a separate series of the Steel Partners II Liquidating Trust as successor-in-interest to SPII.  In accordance with the terms of an Exchange Agreement entered into on October 15, 2010 by and among H&H Group, certain of its subsidiaries and the Steel Trusts (the “Exchange Agreement”), H&H Group made an approximately $6 million cash payment in partial satisfaction of prior indebtedness to the Steel Trusts and exchanged the remainder of such prior obligations for units consisting of (a) $72,925,500 aggregate principal amount of 10% subordinated secured notes due 2017 (the “Subordinated Notes”) issued by H&H Group pursuant to an Indenture, dated as of October 15, 2010 (the “Indenture”), by and among H&H Group, the Guarantors party thereto and Wells Fargo, as trustee,  and (b) warrants, exercisable beginning October 14, 2013, to purchase an aggregate of 1,500,806 shares of the Company’s common stock, with an exercise price of $11.00 per share (the “Warrants”).  The Subordinated Notes and Warrants may not be transferred separately until October 14, 2013.

All obligations outstanding under the Subordinated Notes bear interest at a rate of 10% per annum, 6% of which is payable in cash and 4% of which is payable in-kind. The Subordinated Notes, together with any accrued and unpaid interest thereon, mature on October 15, 2017.  All amounts owed under the Subordinated Notes are guaranteed by substantially all of H&H Group’s subsidiaries and are secured by substantially all of their assets.  The Subordinated Notes are contractually subordinated in right of payment to the Wells Fargo Facility and the New Ableco Facility. The Subordinated Notes are redeemable until October 14, 2013, at H&H Group’s option, upon payment of 100% of the principal amount of the Notes, plus all accrued and unpaid interest thereon and the applicable premium set forth in the Indenture (the “Applicable Redemption Price”).  If H&H Group or its subsidiary guarantors undergo certain types of fundamental changes prior to the maturity date of the Subordinated Notes, holders thereof will, subject to certain exceptions, have the right, at their option, to require H&H Group to purchase for cash any or all of their Subordinated Notes at the Applicable Redemption Price.

The Subordinated Notes have embedded call premiums and warrants associated with them, as described above. The Company has treated the fair value of these features together as both a discount and a derivative liability at inception of the loan agreement, valued at $4.7 million. The discount is being amortized over the life of the notes as an adjustment to interest expense, and the derivative liability is marked to market at each balance sheet date. As of December 31, 2010, a mark to market adjustment of $0.4 million was charged to unrealized losses on derivatives, increasing the fair value of the derivative liability to $5.1 million.

The Subordinated Notes contain customary affirmative and negative covenants, certain of which only apply the event that the Wells Fargo Facility and the New Ableco Facility and any refinancing indebtednesses with respect thereto are repaid in full, and events of default.  The Company is in compliance with all of the debt covenants at December 31, 2010.

In connection with the issuance of the Subordinated Notes and Warrants, the Company and H&H Group also entered into a Registration Rights Agreement dated as of October 15, 2010 (the “Registration Rights Agreement”) with the Steel Trusts.  Pursuant to the Registration Rights Agreement, the Company agreed to file with the SEC and use its reasonable best efforts to cause to become effective a registration statement under the Securities Act with respect to the resale of the Warrants and the shares of common stock of the Company issuable upon exercise of the Warrants.  H&H Group also agreed, upon receipt of a request by holders of a majority in aggregate principal amount of the Subordinated Notes, to file with the SEC and use its reasonable best efforts to cause to become effective a registration statement under the Securities Act with respect to the resale of the Subordinated Notes.

A loss on debt extinguishment of $1.2 million was recognized in the fourth quarter of 2010 in connection with the October 15, 2010 refinancing of the Company’s credit agreements. The loss on debt extinguishment consists of financing fees paid by the Company in connection with amendments to the extinguished debt.

Other Obligations

Pension Plan

In July 2003, the Company entered into a settlement agreement among the PBGC, HNH and several other parties (“Termination Litigation”), in which the PBGC was seeking to terminate the WHX Pension Plan.  Under the settlement, HNH agreed among other things that HNH will not contest a future action by the PBGC to terminate the WHX Pension Plan in connection with a future facility shutdown of a facility of HNH's former Wheeling-Pittsburgh Steel Corporation subsidiary, which subsidiary was wholly owned until August 1, 2003.  In the event that such a plan termination occurs, the PBGC has agreed to release HNH from any claims relating to any such shutdown. However, there may be PBGC claims related to unfunded liabilities that may exist as a result of any such termination of the WHX Pension Plan.

The significant decline in market value of stocks and other investments starting in 2008 across a cross-section of financial markets contributed to an unfunded pension liability of the WHX Pension Plan which totaled $112.1 million as of December 31, 2010 and $101.1 million as of December 31, 2009.  The Company expects to have required minimum contributions for 2011 and 2012 of $14.9 million and $15.6 million, respectively.   Such required future contributions are determined based upon assumptions regarding such matters as discount rates on future obligations, assumed rates of return on plan assets and legislative changes.  Actual future pension costs and required funding obligations will be affected by changes in the factors and assumptions described in the previous sentence, as well as other changes such as any plan termination.

Environmental Issues

H&H’s facilities and operations are subject to extensive environmental laws and regulations imposed by federal, state, foreign and local authorities relating to the protection of the environment.  H&H could incur substantial costs, including cleanup costs, fines or sanctions, and third-party claims for property damage or personal injury, as a result of violations of or liabilities under environmental laws.  H&H has incurred, and in the future may continue to incur, liability under environmental statutes and regulations with respect to the contamination detected at sites owned or operated by it (including contamination caused by prior owners and operators of such sites, abutters or other persons) and the sites at which H&H disposed of hazardous substances.  As of December 31, 2010, H&H has established an accrual totaling $6.1 million with respect to certain presently estimated environmental remediation costs at certain of its facilities.  This estimated liability may not be adequate to cover the ultimate costs of remediation, and may change by a material amount in the near term, in certain circumstances, including discovery of additional contaminants or the imposition of additional cleanup obligations, which could result in significant additional costs. In addition, H&H expects that future regulations, and changes in the text or interpretation of existing regulations, may subject it to increasingly stringent standards.  Compliance with such requirements may make it necessary for H&H to retrofit existing facilities with additional pollution-control equipment, undertake new measures in connection with the storage, transportation, treatment and disposal of by-products and wastes or take other steps, which may be at a substantial cost to H&H.

Off-Balance Sheet Arrangements

It is not the Company’s usual business practice to enter into off-balance sheet arrangements such as guarantees on loans and financial commitments, indemnification arrangements, and retained interests in assets transferred to an unconsolidated entity for securitization purposes. Certain customers and suppliers of the Precious Metal segment choose to do business on a “pool” basis.  Such customers or suppliers furnish precious metal to subsidiaries of H&H for return in fabricated form (“customer metal”) or for purchase from or return to the supplier. When the customer’s precious metal is returned in fabricated form, the customer is charged a fabrication charge. The value of consigned precious metal is not included in the Company’s balance sheet.  As of December 31, 2010, H&H subsidiaries held customer metal comprised of 166,637 ounces of silver, 557 ounces of gold, and 1396 ounces of palladium.  The market value per ounce of silver, gold, and palladium as of December 31, 2010 was $30.92, $1,421.07, and $797.00, respectively.

Summary

The Company believes that recent amendments to its financing arrangements, continuing improvements in its core operations, and stabilization of the global economy as it effects the markets that the Company serves, will permit the Company to generate sufficient working capital to meet its obligations as they mature.  The ability of the Company to meet its cash requirements for at least the next twelve months is dependent, in part, on the Company’s ability to meet its business plan.  Management believes that existing capital resources and sources of credit will be adequate to meet its current and anticipated cash requirements.  However, if the Company’s cash needs are greater than anticipated or the Company does not materially satisfy its business plan, the Company may be required to seek additional or alternative financing sources.  There can be no assurance that such financing will be available or available on terms acceptable to the Company.

The Company has taken the following actions, which it believes has and in certain instances, will continue to improve liquidity over time and help provide for adequate liquidity to fund the Company’s capital needs:

•
On October 15, 2010, the Company refinanced most of its debt, and expects that its effective interest rate will be reduced on a prospective basis, (Please see “Debt” section of this “Item 7- Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

•
The Company continues to apply the HNH Business System at all of its business units.  The HNH Business System is at the heart of the operational improvement methodologies for all HNH companies and employees. Strategy Deployment forms the roof of the HNH Business System and serves to convert strategic plans into tangible actions ensuring alignment of goals throughout each of our businesses. The pillars of the HNH Business System are the key performance indicators used to monitor and drive improvement.  The steps of the HNH Business System are the specific tool areas that drive the key performance indicators and overall performance.  HNH utilizes lean tools and philosophies to reduce and eliminate waste coupled with the Six Sigma tools targeted at variation reduction.  The HNH Business System is a proven, holistic approach to increasing shareholder value and achieving long term, sustainable, and profitable growth.

•
The Company is supporting profitable sales growth both internally and potentially through acquisitions. The Company continues to examine all of its options and strategies, including acquisitions, divestitures, and other corporate transactions, to increase cash flow and stockholder value.

•
In 2010 and 2009, the Company engaged in various restructuring activities that management believes will result in a more efficient infrastructure that can be leveraged in the future. These activities included consolidation of the Bairnco corporate office into the HNH corporate office, the closure of facilities in Atlanta in 2010 and New Hampshire and Dallas in 2009 and relocation of the functions to other existing facilities.  In connection with these activities, restructuring charges totaled $0.5 million in 2010 and $1.1 million in 2009.

•
The Company decided to exit various businesses, including that of the Arlon CM segment in 2010 and Kasco-France in 2011.  In 2008 and 2009, the Company exited the welded specialty tubing market in Europe by closing its ITD subsidiary and the precious metal electroplating business of its Sumco subsidiary.

•
The Company filed a shelf registration statement on Form S-3 with the SEC which was declared effective on June 29, 2009.  Pursuant to this statement, the Company may, from time to time, issue up to $25 million of its common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock, or debt securities, or any combination of the above, separately or as units. The terms of any offerings under the shelf registration statement would be determined at the time of the offering.  The Company does not presently have any definitive plans or current commitments to sell securities that may be registered under the shelf registration statement.  However, management believes that the shelf registration statement provides the Company with the flexibility to quickly raise capital in the market as conditions permit with a minimum of administrative preparation and expense.  The net proceeds of any such issuances under the shelf registration statement could be used for general corporate purposes, which may include working capital and/or capital expenditures.

In view of the matters described in the preceding paragraphs, management believes that the Company has the ability to meet its cash requirements on a continuing basis for at least the next twelve months.  However, if the Company’s planned cash flow projections are not met and/or credit is not available in sufficient amounts, management could consider the additional reduction of certain discretionary expenses and sale of certain assets.  In the event that these plans are not sufficient and/or the Company’s credit facilities are not adequate, the Company’s ability to operate could be materially adversely affected and could raise substantial doubt that the Company will be able to continue to operate.

*******

When used in Management's Discussion and Analysis of Financial Condition and Results of Operations, the words “anticipate”, “estimate” and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created thereby.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, general economic conditions, the ability of the Company to develop markets and sell its products, and the effects of competition and pricing.  Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate.

Critical Accounting Policies and Estimates

The Company’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, the Company evaluates its estimates, including those related to bad debts, inventories, long-lived assets, intangibles, accrued expenses, income taxes, pensions and other post-retirement benefits, and contingencies and litigation.  Estimates are based on historical experience, future cash flows and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates.

GAAP requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements.  Note 2 to the consolidated financial statements, included elsewhere in this Form 10-K, includes a summary of the significant accounting policies and methods used in the preparation of the Company’s financial statements.  The following is a discussion of the critical accounting policies and methods used by the Company.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the LIFO method for precious metal inventories. Non precious metal inventories are stated at the lower of cost (determined by the first-in, first-out “FIFO” method or average cost) or market. For precious metal inventories, no segregation among raw materials, work in process and finished goods is practicable.

Non-precious metal inventory is evaluated for estimated excess and obsolescence based upon assumptions about future demand and market conditions and is adjusted accordingly.  If actual market conditions are less favorable than those projected, write-downs may be required.

Derivatives

H&H enters into commodity futures and forwards contracts on precious metal that are subject to market fluctuations in order to economically hedge its precious metal inventory against price fluctuations.  Future and forward contracts to sell or buy precious metal are the derivatives used for this objective.   As these derivatives are not designated as accounting hedges under GAAP, they are accounted for as derivatives with no hedge designation.  These derivatives are marked to market and both realized and unrealized gains and losses on these derivatives are recorded in current period earnings as other income (loss).  The unrealized gain or loss (open trade equity) on the derivatives is included in other current assets or other current liabilities, respectively.

As of December 31, 2010 and 2009, the Company had contracted for $10.5 million and $7.2 million, respectively, of forward contracts with a counter party rated A by Standard & Poors, and the future contracts are exchange traded contracts through a third party broker.  Accordingly, the Company has determined that there is minimal credit risk of default.  The Company estimates the fair value of its derivative contracts through use of market quotes or broker valuations when market information is not available.

Goodwill, Other Intangibles and Long-Lived Assets

Goodwill represents the difference between the purchase price and the fair value of net assets acquired in a business combination.  Goodwill is reviewed annually for impairment in accordance with GAAP. The Company uses judgment in assessing whether assets may have become impaired between annual impairment tests.  Circumstances that could trigger an interim impairment test include but are not limited to: the occurrence of a significant change in circumstances, such as continuing adverse business conditions or legal factors; an adverse action or assessment by a regulator; unanticipated competition; loss of key personnel; the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed; or results of testing for recoverability of a significant asset group within a reporting unit.

The testing of goodwill for impairment is performed at a level referred to as a reporting unit. Goodwill is allocated to each reporting unit based on actual goodwill valued in connection with each business combination consummated within each reporting unit.   Six reporting units of the Company have goodwill assigned to them.

Goodwill impairment testing consists of a two-step process.  Step 1 of the impairment test involves comparing the fair values of the applicable reporting units with their carrying values, including goodwill. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, Step 2 of the goodwill impairment test is performed to determine the amount of impairment loss. Step 2 of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill against the carrying value of that goodwill.  In performing the first step of the impairment test, the Company also reconciles the aggregate estimated fair value of its reporting units to its enterprise value (which includes a control premium).

To estimate the fair value of our reporting units, we considered an income approach and a market approach. The income approach is based on a discounted cash flow analysis (“DCF”) and calculates the fair value by estimating the after-tax cash flows attributable to a reporting unit and then discounting the after-tax cash flows to a present value using a risk-adjusted discount rate. Assumptions used in the DCF require the exercise of significant judgment, including judgment about appropriate discount rates and terminal values, growth rates, and the amount and timing of expected future cash flows. The forecasted cash flows are based on current plans and for years beyond that plan, the estimates are based on assumed growth rates. We believe the assumptions are consistent with the plans and estimates used to manage the underlying businesses. The discount rates, which are intended to reflect the risks inherent in future cash flow projections, used in the DCF are based on estimates of the weighted-average cost of capital (“WACC”) of a market participant.  Such estimates are derived from our analysis of peer companies and considered the industry weighted average return on debt and equity from a market participant perspective.  The Company believes the assumptions used to determine the fair value of our respective reporting units are reasonable. If different assumptions were used, particularly with respect to forecasted cash flows or WACCs, different estimates of fair value may result and there could be the potential that an impairment charge could result. Actual operating results and the related cash flows of the reporting units could differ from the estimated operating results and related cash flows.  The recoverability of goodwill may be impacted if estimated future operating cash flows are not achieved.

A market approach values a business by considering the prices at which shares of capital stock of reasonably comparable companies are trading in the public market, or the transaction price at which similar companies have been acquired.  If comparable companies are not available, the market approach is not used.

Relative weights are then given to the results of each of these approaches, based on the facts and circumstances of the business being valued.  The use of multiple approaches (income and market approaches) is considered preferable to a single method.  In our case, full weight is given to the income approach because it generally provides a reliable estimate of value for an ongoing business which has a reliable forecast of operations, and suitable comparable public companies were not available to be used under the market approach.  The income approach closely parallels investors’ consideration of the future benefits derived from ownership of an asset.

 Intangible assets with finite lives are amortized over their estimated useful lives.  We also estimate the depreciable lives of property, plant and equipment, and review the assets for impairment if events, or changes in circumstances, indicate that we may not recover the carrying amount of an asset.  Long-lived assets consisting of land and buildings used in previously operating businesses are carried at the lower of cost or fair value, and are included in Other Non-Current Assets in the consolidated balance sheets. A reduction in the carrying value of such long-lived assets used in previously operating businesses is recorded as an impairment charge in the consolidated statement of operations.

Pension and Postretirement Benefit Costs

The Company maintains qualified and non-qualified pension plans and other postretirement benefit plans. Pension benefits are generally based on years of service and the amount of compensation at the time of retirement. However, the qualified pension benefits have been frozen for most participants.

The Company’s pension and postretirement benefit costs are developed from actuarial valuations.  Inherent in these valuations are key assumptions including discount rates and expected long-term rates of return on plan assets.  Material changes in the Company’s pension and postretirement benefit costs may occur in the future due to changes in these assumptions, changes in the number of plan participants, changes in the level of benefits provided, changes to the level of contributions to these plans and other factors.

The Company determines its actuarial assumptions for its pension and postretirement plans on December 31 of each year to calculate liability information as of that date and pension and postretirement expense for the following year.  The discount rate assumption is derived from the rate of return on high quality bonds as of December 31 of each year.

The WHX Pension Plan’s assets are diversified as to type of assets, investment strategies employed, and number of investment managers used.  Investments may include equities, fixed income, cash equivalents, convertible securities, insurance contracts, and private investment funds.  Derivatives may be used as part of the investment strategy.  The Company may direct the transfer of assets between investment managers in order to rebalance the portfolio in accordance with asset allocation guidelines established by the Company. The private investment funds or the investment funds they are invested in, own marketable and non-marketable securities and other investment instruments.  Such investments are valued by the private investment funds, underlying investment managers or the underlying investment funds, at fair value, as described in their respective financial statements and offering memorandums. The Company utilizes these values in quantifying the value of the assets of its pension plans, which is then used in the determination of the unfunded pension liability on the balance sheet.   Because of the inherent uncertainty of valuation of some of the pension plans’ investments in private investment funds and some of the underlying investments held by the investment funds, the recorded value may differ from the value that would have been used had a ready market existed for some of these investments for which market quotations are not readily available and are valued at their fair value as determined in good faith by the respective private investment funds, underlying investment managers, or the underlying investment funds.

Management uses judgment to make assumptions on which its employee benefit liabilities and expenses are based. The effect of a 1% change in two key assumptions for the WHX Pension Plan is summarized as follows:

Assumptions	Statement of Operations (1)	Balance Sheet Impact (2)
	(in millions)
Discount rate
+1% increase	$(1.4)	$(39.9)
-1% decrease	1.1	43.7

Expected return on assets
+1% increase	(3.5)
-1% decrease	3.5

(1) Estimated impact on 2010 net periodic benefit costs.
(2) Estimated impact on 2010 pension liability.

Environmental Remediation

The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study.  Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.  As of December 31, 2010, total accruals for environmental remediation were $6.1 million.

Legal Contingencies

The Company provides for legal contingencies when the liability is probable and the amount of the associated costs is reasonably determinable. The Company regularly monitors the progress of legal contingencies and revises the amounts recorded in the period in which changes in estimate occur.

New Accounting Standards

In January 2010, the Financial Accounting Standards Board (“FASB”) issued new disclosure requirements related to Fair Value Measurements and Disclosures—Accounting Standards Codification (“ASC”) 820-10, in order to provide a greater level of disaggregated information and more robust disclosures about valuation techniques and inputs to fair value measurements, as well as additional information about transfers between levels and activity during the reporting period. It also includes conforming amendments to the guidance on employers’ disclosures about postretirement benefit plan assets (ASC 715-20); so as to refer to ASC 820-10 to determine the appropriate classes to present fair value disclosures about such plan assets.  Most of the new disclosures and clarifications of existing disclosures are effective for the Company’s interim and annual reporting periods of 2010, and the Company adopted them in the first quarter of 2010. Because the new requirements affect disclosures but do not change the accounting for any assets or liabilities, their adoption did not have an effect on the Company’s consolidated financial position and results of operations.